Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185695

equinoxfunds.com c/o Phoenix American Financial Services, Inc. 2401 Kerner Boulevard San Rafael, CA 94901 P 1.877.837.0600 Opt #2 F 415.485. 4553

January 2015 Performance Update

Equinox Frontier Funds Supplement Dated January 31, 2015 to Prospectus Dated April 30, 2014.

Equinox Frontier Funds Class 3

EQUINOX FRONTIER FUNDS’ GOAL : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

January performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 3	January 31, 2015 MTD	January 31, 2015 YTD	NAV / Unit
Equinox Frontier Diversified Fund-3	11.94%	11.94%	$128.76
Equinox Frontier Long/Short Commodity Fund-3a	15.44%	15.44%	$129.03
Equinox Frontier Masters Fund-3	8.41%	8.41%	$129.07

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of January 31, 2015. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(268,221.98)
Unrealized trading gain (loss)	1,077,377.94
Less: Commissions	(7,687.63)
Less: Trading Fee paid to Managing Owner	(11,831.60)
Interest income	5,021.24

Total Income	794,657.97
EXPENSES
Broker service fees	0.00
Incentive fees	105,057.84
Management fees	7,922.44

Total Expenses	112,980.28

Net Income (Loss)	$681,677.69

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	48,582.63798	$5,588,282.79	$115.03
Current month additions	3,546.19862	433,600.24
Current month redemptions	(1,807.17307)	(224,166.34)
Net income (loss) for current month		681,677.69	13.73

Net asset value, end of current month	50,321.66353	$6,479,394.38	$128.76

Monthly rate of return			11.94%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 3

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 3a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(128,360.27)
Unrealized trading gain (loss)	238,183.70
Less: Commissions	(2,185.17)
Less: Trading Fee paid to Managing Owner	(1,354.16)
Interest income	525.57

Total Income	106,809.67
EXPENSES
Broker service fees	0.00
Incentive fees	4,054.71
Management fees	1,206.06

Total Expenses	5,260.77

Net Income (Loss)	$101,548.90

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	5,885.78521	$657,883.09	$111.77
Current month additions	0.00000	0.00
Current month redemptions	0.00000	0.00
Net income (loss) for current month		101,548.90	17.26

Net asset value, end of current month	5,885.78521	$759,432.00	$129.03

Monthly rate of return			15.44%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 3a

EQUINOX FRONTIER MASTERS FUND - Class 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$99,891.25
Unrealized trading gain (loss)	400,346.73
Less: Commissions	(2,722.14)
Less: Trading Fee paid to Managing Owner	(9,992.63)
Interest income	4,872.66

Total Income	492,395.87
EXPENSES
Broker service fees	0.00
Incentive fees	69,897.89
Management fees	10,381.29

Total Expenses	80,279.18

Net Income (Loss)	$412,116.69

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	41,896.72939	$4,988,199.83	$119.06
Current month additions	2,831.90870	354,871.12
Current month redemptions	(3,966.92616)	(494,206.54)
Net income (loss) for current month		412,116.69	10.01

Net asset value, end of current month	40,761.71193	$5,260,981.10	$129.07

Monthly rate of return			8.41%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 3

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(2,765,349.20)
Unrealized trading gain (loss)	11,101,806.65
Less: Commissions	(79,500.49)
Less: Trading Fee paid to Managing Owner	(121,238.76)
Interest income	51,493.55

Total Income	8,187,211.75
EXPENSES
Trading fees	0.00
Broker service fees	40,387.53
Incentive fees	1,083,659.88
Management fees	81,172.36

Total Expenses	1,205,219.77

Net Income (Loss)	$6,981,991.98

Statement of Changes in Net Asset Value

			Aggregate
			Net Asset Value
	Units	Dollars	per unit*
Net asset value, beginning of month	500,841.28803	$60,007,610.55	$119.81
Current month additions	6,521.20087	813,862.61
Current month redemptions	(26,074.61646)	(3,375,855.29)
Net income (loss) for current month		6,981,991.98	14.06

Net asset value, end of current month	481,287.87244	$64,427,609.85	$133.87

Monthly rate of return			11.73%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(3,210,399.88)
Unrealized trading gain (loss)	5,944,064.68
Less: Commissions	(54,884.88)
Less: Trading Fee paid to Managing Owner	(21,950.26)
Interest income	13,117.32

Total Income	2,669,946.98
EXPENSES
Trading fees	0.00
Broker service fees	10,238.55
Incentive fees	100,877.23
Management fees	40,498.26

Total Expenses	151,614.04

Net Income (Loss)	$2,518,332.94

Statement of Changes in Net Asset Value

			Aggregate
			Net Asset Value
	Units	Dollars	per unit*
Net asset value, beginning of month	139,603.61885	$16,616,919.48	$119.03
Current month additions	0.00000	0.00
Current month redemptions	(2,755.99200)	(318,108.73)
Net income (loss) for current month		2,518,332.94	18.47

Net asset value, end of current month	136,847.62685	$18,817,143.69	$137.50

Monthly rate of return			15.52%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$502,492.74
Unrealized trading gain (loss)	2,090,113.85
Less: Commissions	(14,104.08)
Less: Trading Fee paid to Managing Owner	(51,803.51)
Interest income	25,259.45

Total Income	2,551,958.45
EXPENSES
Trading fees	0.00
Broker service fees	21,961.56
Incentive fees	361,569.90
Management fees	53,803.33

Total Expenses	437,334.79

Net Income (Loss)	$2,114,623.66

Statement of Changes in Net Asset Value

			Aggregate
			Net Asset Value
	Units	Dollars	per unit*
Net asset value, beginning of month	212,532.62795	$25,707,853.37	$120.96
Current month additions	2,848.66268	356,925.63
Current month redemptions	(8,017.35223)	(994,641.23)
Net income (loss) for current month		2,114,623.66	10.14

Net asset value, end of current month	207,363.93840	$27,184,761.44	$131.10

Monthly rate of return			8.38%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND